Exhibit 10.16

CARBYLAN THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of the effective date of the initial public offering (the “IPO”) of the common stock of Carbylan Therapeutics, Inc. (the “Company”), each individual who provides services to the Company as a member of the Company’s board of directors (the “Board”) following the IPO, other than a director who is employed by the Company or a subsidiary, (a “Non-Employee Director”) shall be entitled to receive the following compensation:

Type of Compensation	Amount and Form of Payment

Annual cash retainer	$35,000 (payable in cash on a quarterly basis in advance)

Equity retainer

Annual grant of options to purchase 6,250 shares of Company common stock to be made to each Non-Employee Director; options to be granted immediately following the Company’s annual meeting of stockholders and to be fully vested on the date of grant, provided that a Non-Employee Director will not receive such annual grant if he or she received an initial grant (see below) within six months prior to the annual meeting date

Initial grant of options to purchase 13,750 shares of Company common stock to be made to each Non-Employee Director who is appointed or elected to the Board on the date he or she first becomes a Non-Employee Director; options to vest in equal monthly installments over the first three years following the date of grant, subject to the director’s continued service as a member of the Board through the applicable vesting date

Additional Non-Executive Board chair or Lead Director annual retainer	$20,000 (payable in cash on a quarterly basis in advance)

Additional Audit Committee chair annual retainer	$15,000 (payable in cash on a quarterly basis in advance)

Additional Compensation Committee chair annual retainer	$10,000 (payable in cash on a quarterly basis in advance)

Additional Nominating and Governance Committee chair annual retainer	$7,500 (payable in cash on a quarterly basis in advance)

Additional Audit Committee member annual retainer (not payable to Audit Committee chair)	$7,500 (payable in cash on a quarterly basis in advance)

Additional Compensation Committee member annual retainer (not payable to Compensation Committee chair)	$5,000 (payable in cash on a quarterly basis in advance)

Additional Nominating and Governance Committee member annual retainer (not payable to Nominating and Governance Committee chair)	$3,750 (payable in cash on a quarterly basis in advance)

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at Board and Committee meetings, in accordance with the Company’s policies as in effect from time to time.